Exhibit 99.1

FOR FURTHER INFORMATION:

FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Tina M. Farrington
Chief Financial Officer	Executive Vice President
260-427-7150	260-427-7155
rick.sawyer@towerbank.net	tina.farrington@towerbank.net

TOWER FINANCIAL CORPORATION REPORTS RECORD QUARTERLY INCOME OF $1.1 MILLION

FORT WAYNE, INDIANA – JULY 28, 2011 –Tower Financial Corporation (NASDAQ: TOFC) reported record net income of $1.1 million or $0.22 per diluted share for the second quarter of 2011, compared with net income of $514,000, or $0.12 per diluted share, reported for the second quarter 2010.  Year to date earnings through the first six months of 2011 were $1.9 million, or $0.39 per diluted share, compared to $1.2 million, or $0.30 per diluted share for the first six months of 2010.

Our second quarter highlights include:

•	Record net interest income of $5.7 million. Net interest margin remained strong at 3.83 percent, the same as the first quarter of 2011.

•
Capital ratios continue to increase and remain well above the regulatory standards necessary to be considered “well-capitalized.” As of June 30, 2011, our leverage ratio was 10.8 percent and our Total Risked Based Capital ratio was 14.9 percent, compared to regulatory requirements of 5.0 percent and 10.0 percent, respectively.

•
Non-performing assets (NPA’s) decreased by $5.1 million. NPA’s were 2.68 percent of total assets at June 30, 2011 compared to 3.44 percent and 4.22 percent at March 31, 2011 and December 31, 2010, respectively.

•
Recorded $397,000 of pre-tax gains on sales of investment securities through restructuring opportunities within the market allowing us to monetize some gains and reinvest the proceeds with minimal impact to the portfolio yield.

“We are very pleased to have achieved record net income, while making such significant progress in the reduction of non-performing assets. All of the hard work of my fellow team members is gaining significant traction and is resulting in continual earnings improvements and credit metrics. We continue to aggressively build capital in preparation for market expansion opportunities.” stated Mike Cahill, President and Chief Executive Officer.

Capital
The Company’s regulatory capital ratios continue to remain above the “well-capitalized” levels of 6 percent for Tier 1 capital and 10 percent for Total risk-based capital.  Tier 1 capital at June 30, 2011, increased to 13.7 percent, compared to 13.1 percent at December 31, 2010 and 11.6 percent at June 30, 2010.  Total risk-based capital at June 30, 2011, increased to 14.9 percent, compared to 14.3 percent at December 31, 2010 and 13.1 percent at June 30, 2010.  Leverage capital grew to 10.8 percent at June 30, 2011, more than double the regulatory requirement of 5 percent to be considered “well-capitalized”.

The following table shows the current capital position as of June 30, 2011 in both dollars and percentages, compared to the minimum amounts required per regulatory standards for “well-capitalized” institutions.

Minimum Dollar Requirements ($000's omitted)	Regulatory Minimum (Well-Capitalized)	Tower 6/30/11	Excess
Tier 1 Capital / Risk Assets	$31,407	$71,486	$40,079

Total Risk Based Capital / Risk Assets	$52,345	$78,097	$25,752

Tier 1 Capital / Average Assets (Leverage)	$33,043	$71,486	$38,443

Minimum Percentage Requirements	Regulatory Minimum (Well-Capitalized)	Tower 6/30/11
Tier 1 Capital / Risk Assets	6% or more	13.66%

Total Risk Based Capital / Risk Assets	10% or more	14.92%

Tier 1 Capital / Quarterly Average Assets	5% or more	10.82%

Asset Quality
Nonperforming assets plus delinquencies were $17.7 million, or 2.7 percent of total assets as of June 30, 2011. This compares with $ 22.9 million, or 3.4 percent of total assets at March 31, 2011 and $27.8 million, or 4.2 percent of total assets at December 31, 2010.  Net charge-offs were $1.0 million for the second quarter 2011, or 0.83 percent of average loan outstandings for the quarter.  This compares to net charge-offs of $1.8 million, or 1.49 percent of average loans for the first quarter 2011 and $531,000, or 0.41 percent of average loans for the second quarter of 2010.  Loan loss provision through June 30, 2011 was $2.3 million compared to $2.4 million for the first six months of 2010.

The current and historical breakdown of non-performing assets is as follows:

($000's omitted)	6/30/11	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Non-Accrual loans
Commercial	5,650	7,338	6,155	6,361	4,055	4,014
Acquisition & Development	1,802	3,305	3,489	1,918	3,497	6,954
Commercial Real Estate	1,566	1,443	2,452	1,396	1,799	1,886
Residential Real Estate	645	652	843	1,093	1,063	1,120
Total Non-accrual loans	9,663	12,738	12,939	10,768	10,414	13,974
Trouble-debt restructered (TDR)	1,822	2,119	7,502	1,761	1,862	1,997
OREO	3,729	4,741	4,284	3,843	6,186	4,443
Deliquencies greater than 90 days	2,123	2,873	2,688	3,175	2,185	3,223
Impaired Securities	386	402	422	437	489	440

Total Non-Performing Assets	17,723	22,873	27,835	19,984	21,136	24,077

Allowance for Loan Losses (ALLL)	12,017	11,908	12,489	12,016	12,718	12,150

ALLL / Non-accrual loans	124.4%	93.5%	96.5%	111.6%	122.1%	86.9%

Classified Assets	41,598	46,027	50,115	51,409	55,688	56,297

The non-performing troubled-debt restructured (“TDR”) category consists of two loans. Both loans are new to the list and each make up approximately 50 percent of the balance. These two notes are separate parts of a larger land development project.  Due to the project being primarily collateral dependent with limited activity in the last year, we renewed the matured notes and allowed a period of several months to pay interest only. One loan, totaling $2.1 million came off the non-performing TDR list during the quarter because it continues to keep current and perform according to the modified terms.

Delinquencies greater than 90 days have decreased by $750,000 from the first quarter 2011.  This category is comprised of three loan relationships.  As discussed in previous press releases, included in this category is an accruing $1.8 million loan that has matured. The Bank has elected not to renew the loan and is seeking collection via legal process.  The loan remains in accruing status because it is further supported by the unlimited guaranty of a third party whose guaranty is fully secured by a mortgage on a performing commercial real estate property that is unrelated to the borrower’s enterprise.  This loan is expected to remain technically nonperforming during the pendency of our legal collection efforts but ultimate collection from the guarantor is not currently in doubt.  We expect this loan to be resolved during the third quarter of 2011.  The decrease quarter over quarter primarily pertains to one large relationship totaling $677,000, which was brought current during the second quarter.

Our non-accrual commercial and industrial loan category decreased by $1.7 million during the second quarter.  No new relationships were added and six relationships totaling $1.6 million were resolved.  As of June 30, 2011, there were eleven relationships within this category, with two relationships comprising 61.0 percent of the total.

Our non-accrual commercial real estate category increased by $123,000 during the second quarter, the result of adding a new relationship in the amount of $582,000 and charging down another relationship by $300,000.  The charge-off was done as a result of a purchase agreement secured on the property, with the charge-down bringing the loan amount down to the sales price, less anticipated closing costs.  As of June 30, 2011, the category comprised of four relationships.

Our non-accrual acquisition and development category decreased by $1.5 million, or 45 percent during the second quarter. The decrease was primarily the result of a large paydown of one relationship of $1.9 million offset by the addition of a non-accrual relationship of $551,000.  As of June 30, 2011, the category was comprised of four relationships.

Our non-accrual residential category had minimal changes during the quarter.  This was the net result of two loans being brought to resolution, but were replaced by two additional loans of similar size.  In total there are eight relationships that comprise this category.

Classified assets are comprised of substandard and non-accrual loans, along with impaired investments and OREO.  Classified assets reached their peak at the end of the second quarter of 2009 at $63.0 million.  We have made steady progress to reduce these assets by $21.4 million, or 34.0 percent since that time.  As of June 30, 2011, classified assets totaled $41.6 million and comprised 51.6 percent of Tier 1 capital plus the Allowance for Loan Losses (“ALLL”).

The allowance for loan losses decreased $109,000 during the second quarter of 2011 and was 2.46 percent of total loans at June 30, 2011, a decrease from 2.56 percent at December 31, 2010 and from 2.50 percent at June 30, 2010.  The allowance for loan losses has decreased by $472,000 from December 31, 2010, as a result of loan provision of $2.3 million, offset by $2.8 million of net charge-offs.

Balance Sheet
Company assets were $661.0 million at June 30, 2011, an increase of $1.1 million, or 0.2 percent from December 31, 2010.  While the increase in total assets was minimal, we utilized $12.3 million of excess cash to increase our long-term investments by $10.8 million and purchase $3.0 million in additional bank owned life insurance (“BOLI”).

Total loans at June 30, 2011 were $488.7 million, compared to $489.2 at March 31, 2011 and $486.9 million at December 31, 2010.  The year to date increase in loans came primarily from the Commercial Real Estate and Residential Mortgage categories, which grew by $6.7 and $4.2 million respectively.  This growth was offset by a reduction in Commercial and Industrial, Home Equity and Consumer loan outstandings of $5.3 million, $1.6 million and $2.1 million respectively.  The large decrease in Commercial and Industrial loans relates primarily to disposal of classified and non-performing loans.

Long term investments at June 30, 2011 were $120.9 million, a decrease of $2.7 million from March 31, 2011 and an increase of $10.8 million from December 31, 2010.  The decrease quarter over quarter was the result of some security sales to take advantage of some fluctuation in the marketplace in which we were able to see at a gain and reinvest with minimal impact to the long-term portfolio yield.  Sales within the investment portfolio generated $397,000 of income during the second quarter.  Long-term investment now comprise 18.3 percent of total assets as we continue to expand our investment portfolio to enhance liquidity and yield opportunities in light of fewer lending opportunities in the local economy. This is a continued purposeful change in asset allocation driven by profitability and liquidity targets, current economic conditions, and capital management guidelines.

Total deposits at June 30, 2011 were $547.9 million compared to $575.5 million at March 31, 2011 and $576.4 million at December 31, 2010.  The year to date decrease in deposits of $28.5 million, or 4.9 percent is made up of a reduction in core deposits of $18.8 million and in non-core (Jumbo and Brokered certificates of deposits) of $9.7 million.  The decrease in core deposits was led by a reduction in Money Market accounts of $10.9 million, non-Jumbo (less than $100,000) certificates of deposit of $6.7 million, and non-interest bearing accounts of $5.7 million.  These decreases were offset by an increase in interest bearing checking accounts of $6.5 million, primarily in our Health Savings Account project.  The decrease in total deposits was offset by an increase of $26.5 million in short-term low interest rate Federal Home Loan Bank borrowings.

Shareholders' equity was $56.0 million at June 30, 2011, an increase of 2.9 percent from the $54.4 million reported at March 31, 2011 and an increase of 5.4 percent from the $53.1 million reported at December 31, 2010.  Affecting the year to date increase in stockholders’ equity was net income of $1.9 million, $23,500 of additional paid in capital from the accounting treatment for stock options, and an increase of $990,000 in unrealized gains, net of tax, on securities available for sale.  Current common shares outstanding are 4,852,761.

Operating Statement
Total revenue, consisting of net interest income and noninterest income, was $7.8 million for the second quarter 2011, an increase of $500,000 from the first quarter 2011 and an increase of $422,000 from the second quarter 2011.  Second quarter 2011 net interest income was $5.7 million an increase of $78,000, or 1.4 percent from the first quarter 2011 and an increase of $124,000, or 2.2 percent compared to the second quarter 2010.  The increase from the first quarter was attributable to an increase in average earning assets of $2.5 million. The second quarter 2011 net interest margin was 3.83 percent and represents a 11 basis point increase from the net interest margin of 3.72 percent posted for the second quarter 2010.  The increase in our margin has come primarily from a reduction in cost of funds, which was 1.26 percent for the second quarter, compared to 1.28 percent for the first quarter 2011 and 1.64 percent for the second quarter 2010.  Yields on earning assets declined to 4.88 percent from 4.91 percent in the first quarter 2011 and 5.12 percent in the second quarter 2010.

Non-interest income was $2.1 million for the second quarter 2011, which represented 26.6 percent of total revenue.  This is an increase of $425,000 from the first quarter 2011 and an increase of $338,000 from the second quarter of 2010.  The increase from the first quarter is primarily from gains on sales of securities, which were $397,000 for the quarter, compared with $59,000 in the first quarter 2011 and $42,000 in the second quarter 2010.  We recorded only $1,000 of Other Than Temporary Impairment (“OTTI”) charges during the first quarter, compared to $125,000 in the first quarter 2011 and $14,000 in the second quarter 2010.  The OTTI charge related to one security with a current book value of $386,000.  We experienced a slight decrease of $71,000, or 8.0 percent, in our Trust and Brokerage fee income from the first quarter of 2011 due primarily to one-time annual fees that are collected each January.  All other fee categories remained relatively flat quarter over quarter.

Non-interest expenses were $5.3 million, an increase of $200,000 from the first quarter 2011 and a decrease of $350,000 from the second quarter of 2010.  The majority of the increase in expenses quarter over quarter related to one-time accruals of $125,000 related to incentive plans.  Other expense increases occurred in Legal and Professional, Data Processing, Business Development, and Marketing, which were offset by a decrease in FDIC premiums of $157,000.  Beginning in the third quarter of 2011, we expect a further reduction in FDIC premiums of approximately $125,000 per quarter.  The estimated savings is based on our current deposit balances and will vary depending on growth or contraction in the portfolio.  We expect all other expense categories to remain relatively flat throughout the remainder of 2011.

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company with one subsidiary; Tower Bank & Trust Company, a community bank headquartered in Fort Wayne. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne, and one in Warsaw, Indiana. Tower Bank has a wholly-owned subsidiary, Tower Trust Company, which is a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank also markets under the HSA Authority brand, which provides Health Savings Accounts to clients in 48 states.  Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.towerbank.net

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in banking regulation; changes in governmental and regulatory policy or enforcement; changes in the national and local economy; changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in tax laws; changes in prices; the impact of technological advances; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in local real estate values; and other factors, including various risk factors identified and described in the Corporation’s Annual Report on Form 10-K, quarterly reports of Form 10-Q and in other periodic reports we file from time to time with the Securities and Exchange Commission. These reports are available on the Commission’s website at www.sec.gov, as well as on our website at www.towerbank.net
# # # #

Tower Financial Corporation
Consolidated Balance Sheets
At June 30, 2011 and December 31, 2010

	(unaudited) June 30 2011	December 31 2010
ASSETS
Cash and due from banks	$11,134,424	$24,717,935
Short-term investments and interest-earning deposits	2,495,818	4,309,006
Federal funds sold	4,726,977	1,648,441
Total cash and cash equivalents	18,357,219	30,675,382

Securities available for sale, at fair value	120,888,531	110,108,656
FHLBI and FRB stock	3,807,700	4,075,100
Loans Held for Sale	1,367,988	2,140,872

Loans	488,694,118	486,914,115
Allowance for loan losses	(12,017,002)	(12,489,400)
Net loans	476,677,116	474,424,715

Premises and equipment, net	8,301,973	8,329,718
Accrued interest receivable	2,444,535	2,391,953
Bank Owned Life Insurance	16,791,120	13,516,789
Other Real Estate Owned	3,728,845	4,284,263
Prepaid FDIC Insurance	2,037,350	2,864,527
Other assets	6,612,292	7,116,280

Total assets	$661,014,669	$659,928,255

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$87,171,004	$92,872,957
Interest-bearing	460,724,610	483,483,179
Total deposits	547,895,614	576,356,136

Fed Funds Purchased	-	-
Federal Home Loan Bank advances	34,000,000	7,500,000
Junior subordinated debt	17,527,000	17,527,000
Accrued interest payable	1,794,934	1,415,713
Other liabilities	3,782,519	4,000,654
Total liabilities	605,000,067	606,799,503

STOCKHOLDERS' EQUITY
Preferred stock, no par value, 4,000,000 shares authorized; 0 shares and 7,750 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	-	757,213
Common stock and paid-in-capital, no par value, 6,000,000shares authorized; 4,917,761 and 4,789,023 shares issued at June 30, 2011and December 31, 2010, respectively; and 4,852,761 and 4,724,023shares outstanding at June 30, 2011 and December 31, 2010, respectively	44,520,823	43,740,155
Treasury stock, at cost, 65,000 shares at June 30, 2011 and December 31, 2010	(884,376)	(884,376)
Retained earnings	10,323,051	8,450,579
Accumulated other comprehensive income (loss), net of tax of $1,058,690 at June 30, 2011 and $548,730at December 31, 2010	2,055,104	1,065,181
Total stockholders' equity	56,014,602	53,128,752

Total liabilities and stockholders' equity	$661,014,669	$659,928,255

Tower Financial Corporation
Consolidated Statements of Operations
For the three months ended June 30, 2011 and 2010
(unaudited)

	For the Three Months Ended		For the Six Months ended
	June 30		June 30
	2011	2010	2011	2010
Interest income:
Loans, including fees	$6,276,853	$6,826,902	$12,565,817	$13,709,904
Securities - taxable	640,091	662,823	1,219,460	1,301,914
Securities - tax exempt	411,978	255,223	805,140	499,774
Other interest income	6,692	6,122	20,954	12,370
Total interest income	7,335,614	7,751,070	14,611,371	15,523,962
Interest expense:
Deposits	1,350,799	1,727,772	2,711,945	3,487,270
Fed Funds Purchased	196	111	385	111
FHLB advances	62,765	142,854	134,836	312,712
Trust preferred securities	201,214	283,071	400,567	563,297
Total interest expense	1,614,974	2,153,808	3,247,733	4,363,390

Net interest income	5,720,640	5,597,262	11,363,638	11,160,572
Provision for loan losses	1,125,000	1,100,000	2,345,000	2,440,000

Net interest income after provision for loan losses	4,595,640	4,497,262	9,018,638	8,720,572

Noninterest income:
Trust and brokerage fees	818,384	889,681	1,702,384	1,772,647
Service charges	259,774	280,053	550,624	570,439
Loan broker fees	159,995	167,069	268,383	284,569
Gain/(Loss) on sale of securities	396,836	41,708	455,505	42,548
Impairment on AFS securities	(1,288)	(14,278)	(126,287)	(24,868)
Other fees	438,547	369,916	868,852	686,508
Total noninterest income	2,072,248	1,734,149	3,719,461	3,331,843

Noninterest expense:
Salaries and benefits	2,694,184	2,273,975	5,253,266	4,661,051
Occupancy and equipment	589,434	630,224	1,209,040	1,259,502
Marketing	134,504	144,975	224,288	241,667
Data processing	391,398	116,300	700,703	425,212
Loan and professional costs	420,213	421,030	781,655	859,437
Office supplies and postage	63,565	71,103	112,512	134,292
Courier service	57,105	55,790	110,829	111,124
Business Development	136,008	99,832	226,627	178,840
Communication Expense	46,591	58,502	92,967	94,861
FDIC Insurance Premiums	349,923	490,467	856,771	992,672
OREO Expenses	165,523	945,519	357,443	1,001,316
Other expense	243,823	334,619	458,877	587,528
Total noninterest expense	5,292,271	5,642,336	10,384,978	10,547,502

Income/(loss) before income taxes/(benefit)	1,375,617	589,075	2,353,121	1,504,913
Income taxes expense/(benefit)	285,788	74,985	480,649	269,787

Net income/(loss)	$1,089,829	$514,090	$1,872,472	$1,235,126
Less: Preferred Stock Dividends	-	-	-	-
Net income/(loss) available to common shareholders	$1,089,829	$514,090	$1,872,472	$1,235,126

Basic earnings/(loss) per common share	$0.23	$0.13	$0.39	$0.30
Diluted earnings/(loss) per common share	$0.22	$0.12	$0.39	$0.30
Average common shares outstanding	4,835,510	4,090,432	4,795,424	4,090,416
Average common shares and dilutive potential common shares outstanding	4,853,035	4,394,419	4,852,898	4,090,416

Total Shares outstanding at end of period	4,852,761	4,090,432	4,852,761	4,090,432
Dividends declared per common share	$-	$-	$-	$-

Tower Financial Corporation
Consolidated Financial Highlights

(unaudited)

	Quarterly								Year-To-Date
($ in thousands except for share data)	2nd Qtr 2011	1st Qtr 2011	4th Qtr 2010	3rd Qtr 2010	2nd Qtr 2010	1st Qtr 2010	4th Qtr 2009	3rd Qtr 2009	2011	2010

EARNINGS
Net interest income	$5,721	5,643	5,521	5,580	5,597	5,563	5,381	5,077	11,364	11,160
Provision for loan loss	$1,125	1,220	805	1,500	1,100	1,340	1,230	1,995	2,345	2,440
NonInterest income	$2,072	1,647	1,825	2,657	1,734	1,598	1,490	1,210	3,719	3,332
NonInterest expense	$5,292	5,093	5,345	5,350	5,642	4,905	6,079	5,468	10,385	10,547
Net income/(loss)	$1,090	783	884	1,045	514	721	(1,202)	(721)	1,873	1,235
Basic earnings per share	$0.23	0.16	0.19	0.24	0.13	0.18	(0.29)	(0.18)	0.39	0.31
Diluted earnings per share	$0.22	0.16	0.18	0.22	0.12	0.17	(0.29)	(0.18)	0.39	0.29
Average shares outstanding	4,835,510	4,754,892	4,720,159	4,427,370	4,090,432	4,090,432	4,090,432	4,090,432	4,795,424	4,090,416
Average diluted shares outstanding	4,853,035	4,852,759	4,852,759	4,669,965	4,394,419	4,394,419	4,090,432	4,090,432	4,852,898	4,090,416

PERFORMANCE RATIOS
Return on average assets *	0.66%	0.48%	0.53%	0.63%	0.31%	0.43%	-0.70%	-0.42%	0.57%	0.37%
Return on average common equity *	7.92%	5.92%	6.56%	8.17%	4.26%	6.17%	-9.83%	-6.13%	6.94%	5.20%
Net interest margin (fully-tax equivalent) *	3.83%	3.83%	3.72%	3.69%	3.72%	3.66%	3.47%	3.24%	3.83%	3.70%
Efficiency ratio	67.91%	69.85%	72.76%	64.95%	76.96%	68.50%	88.47%	86.97%	68.85%	72.78%
Full-time equivalent employees	157.00	150.75	150.75	149.25	145.75	150.25	146.25	159.25	157.00	145.75

CAPITAL
Equity to assets	8.47%	8.19%	8.05%	8.09%	7.44%	7.12%	6.90%	7.14%	8.47%	7.44%
Regulatory leverage ratio	10.82%	10.59%	10.55%	10.35%	9.50%	9.20%	9.05%	9.04%	10.82%	9.50%
Tier 1 capital ratio	13.66%	13.27%	13.10%	12.73%	11.62%	11.14%	10.90%	11.00%	13.66%	11.62%
Total risk-based capital ratio	14.92%	14.53%	14.30%	13.98%	13.11%	12.66%	12.46%	12.53%	14.92%	13.11%
Book value per share	$11.39	11.11	11.09	11.15	11.53	11.30	11.04	11.87	11.39	11.53
Cash dividend per share	$0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000

ASSET QUALITY
Net charge-offs	$1,015	1,802	332	2,202	531	789	4,537	2,045	2,817	1,320
Net charge-offs to average loans *	0.84%	1.49%	0.27%	1.74%	0.41%	0.61%	3.38%	1.49%	1.16%	0.51%
Allowance for loan losses	$12,017	11,908	12,489	12,016	12,718	12,150	11,598	14,905	12,017	12,718
Allowance for loan losses to total loans	2.46%	2.43%	2.56%	2.43%	2.50%	2.32%	2.20%	2.78%	2.46%	2.50%
Other real estate owned (OREO)	$3,729	4,741	4,284	3,843	6,477	4,443	4,634	3,990	3,729	6,477
Non-accrual Loans	$9,663	12,738	12,939	10,768	10,360	13,974	13,466	20,219	3,729	10,360
90+ Day delinquencies	$2,123	2,873	2,688	3,175	2,213	3,223	561	1,477	9,663	2,213
Restructured Loans	$1,822	2,120	7,502	1,761	1,862	1,997	1,915	163	1,822	1,862
Total Nonperforming Loans	13,608	17,731	23,129	15,704	14,435	19,194	15,942	21,859	13,608	14,435
Impaired Securities (Market Value)	386	402	422	437	489	440	479	779	386	489
Total Nonperforming Assets	17,723	22,874	27,835	19,984	21,401	24,077	21,055	26,628	17,723	21,401
NPLs to Total loans	2.78%	3.62%	4.75%	3.17%	2.83%	3.67%	3.02%	4.08%	2.78%	2.83%
NPAs (w/o 90+) to Total assets	2.36%	3.01%	3.81%	2.55%	2.91%	3.09%	3.01%	3.70%	2.36%	2.91%
NPAs+90 to Total assets	2.68%	3.44%	4.22%	3.03%	3.25%	3.57%	3.10%	3.92%	2.68%	3.25%

END OF PERIOD BALANCES
Total assets	$661,015	664,117	659,928	660,141	658,327	674,152	680,159	679,394	661,015	658,327
Total earning assets	$621,981	621,273	609,196	613,286	611,996	626,197	629,904	633,742	621,981	611,996
Total loans	$488,694	489,250	486,914	494,818	509,656	523,437	527,333	536,074	488,694	509,656
Total deposits	$547,896	575,525	576,356	577,094	564,988	559,291	568,380	592,731	547,896	564,988
Stockholders' equity	$56,015	54,413	53,129	53,382	48,950	48,002	46,936	48,541	56,015	48,950

AVERAGE BALANCES
Total assets	$660,860	664,564	657,397	658,898	663,825	677,967	678,445	686,752	662,712	670,896
Total earning assets	$620,723	618,266	605,306	614,742	617,060	629,582	628,983	636,503	619,495	623,321
Total loans	$486,360	489,999	485,125	503,334	514,962	526,814	532,627	542,921	488,180	520,888
Total deposits	$558,198	577,654	574,072	561,966	569,759	564,238	581,018	597,792	567,926	566,999
Stockholders' equity	$55,213	53,662	53,438	50,744	48,404	47,421	48,507	46,678	54,438	47,913

* annualized for quarterly data